SUB-ITEM 77D

Effective September 1, 2015, MFS U.S. Government Cash Reserve Fund (the "Fund"), a series of MFS Series Trust I, replaced its investment policy providing that MFS normally invests at least 80% of the Fund's net assets in U.S. government money market instruments and repurchase agreements collateralized by U.S. Government securities ("80% Policy") with an investment policy providing that MFS normally invests at least 99.5% of the Fund's total assets in cash, U.S. Government money market instruments and/or repurchase agreements collateralized by cash or U.S. Government securities ("99.5% Policy") as described in the supplement to the Fund's then current prospectus, as filed with the Securities and Exchange Commission via EDGAR on June 17, 2015, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference. Effective February 26, 2016, the Fund reinstated its 80% Policy and continued to have the 99.5% Policy as described in the supplement to the Fund's then current prospectus, as filed with the Securities and Exchange Commission via EDGAR on February 26, 2016, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference..